Exhibit 99.1

 Contact:         Edith M. Perrotti
                  Interim President and Chief Executive Officer
                  (973)-694-0330


            LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE JUNE 30,
                                  2006 QUARTER

--------------------------------------------------------------------------------

Lincoln Park, New Jersey, August 2, 2006 - Lincoln Park Bancorp (the "Company"), the holding company of Lincoln Park Savings Bank, announced net income of $95,000 for the second quarter ended June 30, 2006, as compared to net income of $164,000 for the second quarter of 2005. The decrease in net income was primarily due to an increase in total interest expense. This resulted in a decrease in net interest income.

Total interest income increased to $1.2 million for the three months ended June 30, 2006 when compared to $1.1million for the three months ended June 30, 2005. The increase in interest income was due to an increase in our loan portfolio of $8.0 million since June 30, 2005. Total interest expense increased to $627,000 for the three months ended June 30, 2006, when compared to $398,000 for the same period in 2005. The increase in interest expense was due to an increase in our borrowings of $8.0 million and an increase of 95 basis points in the cost of borrowed money and deposits. Net interest income decreased to $605,000 for the three months ended June 30, 2006, as compared to $698,000 for the three months ended June30, 2005, due primarily to an increase in interest expense.

At June 30, 2006, the Company had total assets of $96.2 million and stockholders' equity of $13.2 million. In addition, the Company had net loans of $69.0 million, total deposits of $54.6 million and total borrowings of $28.0 million as of June 30, 2006.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, thereafter, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.